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Exhibit 23.3

CONSENT OF KPMG LLP

The Board of Directors
Oak Technology, Inc.:

We consent to the use of our report included herein in the registration statement on Form S-4 to be filed on or about July 1, 2003 of Zoran Corporation of our report dated July 24, 2000, with respect to Oak Technology, Inc. and subsidiaries consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2000, and the related financial statement schedule.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP

KPMG LLP
Mountain View, California
July 1, 2003

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  Exhibit 23.3
CONSENT OF KPMG LLP